FIRST CHARTER CORPORATION

                1996 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.  PURPOSES:

     This First Charter Corporation 1996 Employee Stock Purchase Plan (hereinafter called the "Plan") is intended to be an employment incentive and to encourage stock ownership by all eligible employees, including officers, of First Charter Corporation (hereinafter called the "Corporation") and its subsidiary corporations (the "Subsidiaries"), as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as now in force or hereafter amended (the "Code"), in order to increase their proprietary interest in the Corporation's success and to encourage them to remain in the employ of the Corporation or a Subsidiary. It is further intended that options issued pursuant to this Plan (hereinafter called "Options") shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code and that the Plan shall satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

ARTICLE II.  ADMINISTRATION:

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). No member of the Board of Directors who is not otherwise employed by the Corporation shall be eligible to receive an Option. The Committee shall at all times be composed of "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act. Subject to the provisions of the Plan, the Committee may, from time to time, prescribe rules and regulations for the administration of the Plan and may decide questions which may arise with respect to the interpretation or application of said Plan.

ARTICLE III.  ELIGIBILITY:

     Each employee of the Corporation and of its Subsidiaries (including officers) shall be granted as of a date to be determined by the Board of Directors (the "Option Date"), but in no instance more than twelve (12) months after the shareholders of the Corporation have approved the Plan, which shareholder approval shall be considered to be the Plan's adoption within the meaning of Section 423 of the Code, an Option under this Plan to purchase the Corporation's authorized but unissued $5.00 par value Common Stock (herein sometimes called "Common Stock"), except that there shall be excluded: (i) employees whose customary employment is under twenty (20) hours per week; (ii) employees whose customary employment is for not more than five
(5) months in any calendar year; and (iii) any employee who, if having received an Option hereunder, would own, immediately after the Option was granted, stock possessing five percent (5%) or more of the total combined voting power or value of any classes of stock of the Corporation, or of any of its Subsidiaries. For purposes of determining stock ownership of an employee under
(iii) hereof, the rules of Section 424(d) of the Code and
Section 1.423-2(d) of the Treasury Regulations thereunder shall apply, and Common Stock which the employee may purchase under any outstanding options shall be treated as owned by the employee.

ARTICLE IV.  STOCK:

     The stock subject to the Options to be issued hereunder shall be the Corporation's Common Stock. The maximum number of such shares to be issued upon the exercise of the Options hereby granted shall be an aggregate of 150,000 shares.

     An eligible employee (hereinafter called "Optionee") shall receive an option to purchase up to the largest whole number of shares obtained by dividing Optionee's Annual Compensation (as hereinafter defined) by One Hundred Dollars ($100.00). The term "Annual Compensation" as used herein is defined as regular fixed basic annual compensation at the rate in effect on the Option Date, and does not include any bonus, overtime payment, sales commission, contribution to an employee benefit plan or other similar payment or contribution.

     Except as expressly provided otherwise in Article V hereof, payment for Common Stock purchased under the Option shall be made only by payroll deductions over the designated Purchase Period
(as hereinafter defined).

     Notwithstanding the foregoing provisions of this Plan, no Option shall permit an Optionee to purchase in any single calendar year a number of shares which, together with all other shares in the Corporation and any Subsidiaries which such Optionee may be entitled to purchase in such year pursuant to Options issued under any employee stock purchase plan, has an aggregate fair market value (determined in each case as of the date such options are granted) in excess of $25,000. This limitation applies only to Options granted under "employee stock purchase plans" as defined by Section 423 of the Code, and does not limit the amount of stock which an Optionee may purchase under any other stock option or bonus plans then in effect.

ARTICLE V.  TERMS AND CONDITIONS OF OPTIONS:

     Options granted hereunder shall be evidenced by a Notice of the Grant of an Option to each Optionee, which notice shall: (i) be in such form as the Board of Directors shall determine; (ii) incorporate, by reference, the terms and provisions of this Plan; and (iii) be issued to each Optionee on or about the Option Date.

     Subject always to the requirement that, except as otherwise specified in Article IV hereof, all Optionees shall have the same rights and privileges, such Options shall be subject to the following terms and conditions:

     (a) OPTION PRICE: The price of shares purchased under any Option issued hereunder (the "Option Price") shall be an amount equal to ninety (90%) percent of the fair market value of the Common Stock on the Option Date but not less than the par value of such stock. For so long as shares of the Common Stock of the Corporation are listed on a national securities exchange or the NASDAQ National Market, "fair market value" as of a given date shall mean, for purposes of this Plan, the mean between the high and low sales prices of the Common Stock on that date, said mean to be based on the sale of a minimum of 100 shares of said stock; or if less than 100 shares of said stock are sold on such date or if no sales prices are quoted, "fair market value" shall mean the average of the closing bid and asked prices for such stock in the over-the-counter market as reported by the NASDAQ Stock Market. If the Common Stock is not listed on a national securities exchange or reported on the NASDAQ National Market or quoted in the over-the-counter market, "fair market value" shall be the fair value thereof determined in good faith by the Board of Directors. In making such determination, the Board of Directors shall consider the financial condition of the Corporation and its recent operating results, values of publicly-traded securities of other financial institutions giving effect to the relative book values and earnings of such institutions and the lack of liquidity of the Corporation's shares, and such other factors as the Board in its discretion deems relevant.

     (b) TERM OF OPTIONS: The term of each Option shall extend for a period of twenty-four (24) months commencing with the Option Date with respect to such Option, said term being hereinafter called the "Purchase Period."

     (c) PURCHASE ACCOUNT: Each Optionee shall notify the Corporation, on such forms as shall be provided by the Corporation, within seven (7) days following actual receipt by the Optionee of such forms, of the number of shares which the Optionee wishes to have the right to purchase as of the last day of the Purchase Period (hereinafter referred to as the "Purchase Date"), which election may be for either all or any part of the shares subject to the Option (such shares, so elected, shall be hereinafter called the "Elected Shares").

     Although, as more fully provided hereinafter, on the Purchase Date an Optionee may decline to purchase all or any part of the Optionee's Elected Shares, such Optionee, in the event the Optionee's Elected Shares are less than all of the shares subject to the Option, may not purchase more than the Optionee's Elected Shares on the Purchase Date.

     Except as provided in subsection (h) of this Article V, each Optionee shall authorize the Corporation and its Subsidiaries to withhold from the Optionee's after tax compensation, beginning as soon as practicable following the making of the election described above as to Elected Shares and continuing throughout the duration of the Option, amounts sufficient to accumulate over such period (with allowances for interest as provided for herein) the aggregate Purchase Price of the Optionee's Elected Shares. Such withheld amounts may be used by the Corporation for general corporate purposes, but the Corporation shall maintain a record of each Optionee's funds as a "Purchase Account." Such funds so accumulated within said Purchase Account may be withdrawn, paid or applied toward the Purchase Price of Elected Shares only pursuant to the provisions contained in this Plan.

     (d) INTEREST PAYABLE ON THE PURCHASE ACCOUNT: Except as provided in Article XI hereof, the Corporation shall credit to Purchase Accounts simple interest based on the First Charter National Bank Prime Rate in effect from time to time, computed on a 365-day basis, on the amount deducted from the Optionees' salary payments and contributed to the Purchase Account annually. Such interest shall be credited annually on a date determined by the Committee. The Optionee is responsible for all income taxes associated with the interest credited to the optionee's Purchase Account.

     (e) DATES ON WHICH OPTION SHALL BE EXERCISED: Except as provided in subsections (h) and (i) of this Article V, each Option which is exercised shall be exercised as of the Purchase
Date.

     (f) MANNER OF EXERCISING OPTION: Except as provided in subsections (h) and (i) of this Article V, each Optionee shall, on such forms as shall be provided by the Corporation, at least five (5) business days prior to the Purchase Date, notify the Corporation of the Optionee's election either to: (i) exercise the Option to purchase all or any part of the Elected Shares or, in lieu thereof, (ii) decline to so exercise the Option, which election, in either event, shall be effective as of said Purchase Date.

     In the event the Optionee so exercises the Option, the Optionee shall tender to the Corporation all funds then on deposit in the Optionee's Purchase Account, including interest, along with such other amounts as may be necessary to purchase all or any part of the Optionee's Elected Shares. Any excess of funds over the required purchase price shall be paid to the Optionee and the Purchase Account closed.

     In the event the Optionee declines to so exercise the Option, all funds, including interest, then in the Optionee's
Purchase Account, shall be paid to said Optionee and the Purchase
Account closed.

     Should the Optionee fail to deliver the notification form referred to in this subsection (f), such failure shall be deemed an election by said Optionee to decline to exercise the Option.

     (g) TERMINATION OF OPTION: An Optionee may at any time on or before the Purchase Date terminate the Option in its entirety by written notice of such termination delivered in the manner set forth in Article X hereof. Such termination shall become effective upon receipt of such notice by the Corporation. Upon such termination, all funds, including interest credited, then in the Optionee's Purchase Account shall be paid to the Optionee and the Optionee's Purchase Account closed, and all rights and privileges of the Optionee granted pursuant to this Plan and the Option granted hereunder shall be terminated. Any interest accrued but not credited to the Purchase Account will be forfeited.

     (h) TERMINATION OF EMPLOYMENT: In the event that an Optionee's employment by the Corporation or a Subsidiary is terminated other than by retirement with the consent of the Corporation, medical disability (determined in accordance with the Corporation's long term disability plan then in effect) or by death, all rights and privileges of Optionee granted pursuant to the Plan and of the Option granted hereunder shall terminate, and all funds, including interest, then on deposit on the Optionee's Purchase Account shall be paid to the Optionee and the Optionee's Purchase Account closed. If any termination of employment is due to retirement with the consent of the Corporation, the Optionee shall have the right within thirty (30) days thereafter, but not later than five (5) business days prior to the Purchase Date, to exercise the Option to purchase all or any part of the Optionee's Elected Shares. If the Optionee shall become medically disabled or die while in the employment of the Corporation or any Subsidiary of the Corporation during the term of the Option, the Optionee's estate, personal representative or beneficiary shall have the right, at any time, within twelve (12) months from the date of the Optionee's medical disability or death, but not later than five (5) business days prior to the Purchase Date, to exercise the employee's Option to purchase all or any part of the Elected Shares. Options exercised pursuant to the terms of this subsection (h) of this Article V may be exercised (during the specified times) as to all or any part of the Elected Shares by written notice delivered in the manner set forth in Article X hereof and tendering with such notice payment of any or all funds, including amounts credited to said Optionee's Purchase Account and such other amounts as may be necessary to aggregate the required purchase price, and shall be deemed exercised as of the date such notice is delivered, except if such notice is delivered less than ten (10) business days prior to the Purchase Date, they shall be deemed exercised as of the Purchase Date. Failure to deliver such notice and payment within the time provided shall be deemed an election not to exercise the Option, which shall terminate, and all funds, including interest then in the Optionee's Purchase Account, shall be paid to the Optionee or his estate and the Purchase Account closed.

     Retirement of an Optionee at the Optionee's Normal Retirement Date in accordance with the provisions of any Retirement Plan adopted by the Corporation or by any Subsidiary shall be deemed to be a retirement with the consent of the Corporation. Whether any other terminations of employment (either at an Optional Retirement Date in accordance with the provision of any such Retirement Plan or otherwise) are to be considered retirements with the consent of the Corporation and whether authorized leaves of absence or absences on military or government service or for other reasons shall constitute a termination of employment for the purposes of the Plan, shall be determined by the Committee, the determination of which shall be final and conclusive. Employment by the Corporation or any Subsidiary shall be deemed to be continuous and not to terminate during any uninterrupted period in which an employee is in the employment of the Corporation or any Subsidiary, but only if and so long, in the case of employment by a Subsidiary, as employment by such Subsidiary will, under the applicable provisions of the Code as then in effect, result in the same tax treatment as would be accorded if such Optionee were an employee of the Corporation.

     (i)  ADJUSTMENT OF OPTIONS; EXERCISABILITY UPON CERTAIN
EVENTS: In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or any other change in the structure of shares of Common Stock of the Corporation, the total amount of shares on which options may be granted under the Plan and options rights (both as to the number of shares and the option price) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

     In the event of (i) the adoption of a plan of merger, consolidation, share exchange or similar transaction of the Corporation with any other corporation as a result of which the holders of the Common Stock of the Corporation in the aggregate would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of Directors of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) by the Corporation of a majority of the stock of a significant subsidiary of the Corporation or substantially all of the assets of the Corporation or of a significant subsidiary of the Corporation; (iii) the acquisition of more than 20% of the Corporation's voting capital stock by any person within the meaning of Section 13(d)(3) of the Exchange Act, other than a person, or group including a person, who beneficially owned, as of the Option Date, more than 5% of the Corporation's securities, in the absence of a prior expression of approval of the Board of Directors of the Corporation; (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (v) any other change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act or the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, or Section 602 of the Change in Bank Control Act of 1978, of the Corporation by any person, company or other entity, then any Option granted hereunder shall become immediately exercisable as to the Optionee's Elected Shares and shall remain exercisable, subject to all of the terms hereof not inconsistent with subsection (i) of this Article V.

     Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation or the consummation of a merger or consolidation in which the shareholders of the Corporation receive less than 50% of the voting capital stock of the surviving or resulting corporation, each Option granted under the Plan shall terminate, but the Optionee shall have the right, following the adoption of a plan of dissolution or liquidation or a plan of merger or consolidation and in any event prior to such dissolution, liquidation, merger or consolidation, to exercise his Option to purchase his Elected Shares, subject to all of the other terms hereof not inconsistent with this subsection (i) of this Article V.

     The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of the business or assets.

     (j) ASSIGNABILITY: No Option granted hereunder shall be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable, during the lifetime of Optionee, only by said Optionee.

     (k) RIGHTS AS A SHAREHOLDER: No Optionee shall have any rights as a shareholder with respect to shares purchased pursuant to the Options to be granted hereunder until full payment has been made for such shares and a stock certificate for such shares has been actually issued to said Optionee. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

     (l) REGISTRATION: Each Option under the Plan shall be granted on the condition that a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock subject to such Option has become effective and a copy of the Prospectus has been delivered to the Optionee.

ARTICLE VI.  TERM OF PLAN:

     The term of said Plan shall be for a period commencing on the Option Date, and ending on the Purchase Date.

ARTICLE VII.  AMENDMENTS:

     The Committee may, from time to time, alter, amend, suspend or discontinue the Plan at any time without notice, provided that no Optionee's existing rights are adversely affected thereby; provided further, upon any such amendment or modification, all Optionees shall continue to have the same rights and privileges as other Optionees (except as otherwise provided for in Article IV hereof); and provided further, that no such amendment of the Plan shall, except as provided in subsection (i) of Article V hereof: (a) increase above one hundred fifty thousand (150,000) the total number of shares which may be offered; (b) change the formula by which the price for which the Common Stock shall be sold is determined; or (c) increase the maximum number of shares which any Optionee may purchase. The Board of Directors shall submit any amendments to the shareholders of the Corporation for approval to the extent necessary to maintain compliance with the requirements of Rule 16b-3 of the Exchange Act.

ARTICLE VIII.  APPLICATION OF FUNDS:

     The proceeds received by the Corporation from the sale of its Common Stock pursuant to Options granted under this Plan, except as otherwise provided herein, will be used for general corporate purposes.

ARTICLE IX.  NO OBLIGATION TO PURCHASE SHARES:

     The granting of an Option pursuant to this Plan shall impose no obligation upon the Optionee to purchase any shares covered by such Option.

ARTICLE X.  NOTICES:

     Any notice which the Corporation or Optionee may be required or permitted to give to each other shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. Mail, first class postage prepaid, addressed as follows:
Chief Financial Officer, First Charter Corporation, 22 Union Street, North, Concord, North Carolina 28026-0228, or as such other address as the Corporation, by notice to the Optionee, may designate in writing from time to time; and to the Optionee, at the address shown on the records of the Corporation, or at such other address as the Optionee, by notice to the Corporation, may designate in writing from time to time.

ARTICLE XI.  CLOSING OF PURCHASE ACCOUNT:

     In the event that under any provision hereof an Optionee's Purchase Account is to be closed and any balance not applied to the purchase of all or any part of such Optionee's Elected Shares is to be paid to Optionee, such payment shall be made within thirty (30) days following the date that the right to such payment accrues and shall include interest payable up to such date, after which no additional interest shall accrue.

ARTICLE XII.  THE RIGHT OF THE COMPANY TO TERMINATE EMPLOYMENT:

     Nothing contained in the Plan or in any Option granted pursuant to the Plan shall confer upon any Optionee any right to be continued in the employment of the Company or one of its Subsidiaries, or shall interfere in any way with the right of the Company or any of its Subsidiaries, as the case may be, to terminate his or her employment at any time for any reason.

ARTICLE XIII.  EFFECTIVENESS OF THE PLAN:

     The Plan shall become effective only if:

     (a) The Plan shall have been adopted by the Board of Directors of the Corporation; and

     (b) The Plan shall have been approved by the affirmative vote of the holders of at least a majority of shares of Common
Stock present, or represented, and entitled to vote at the shareholders' meeting at which the Plan is considered.